UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

KraneShares Trust

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KRANESHARES TRUST

Dear Investor,

We are writing to inform you of an upcoming shareholder vote that requires your immediate attention. You are receiving this package because you own, directly or through a broker-dealer, shares of one or more of the KraneShares Trust Funds.

Meeting Date: Thursday, May 7, 2026, at 9:30 a.m. ET. Please submit your vote by May 6, 2026, using one of the following methods:

PROPOSAL OVERVIEW

Krane, your Fund’s investment adviser, has entered into an agreement under which its officers and certain employees, through KFA Two Holdings, LLC (“KFA Two”), will acquire a majority interest in Krane from China International Capital Corporation (USA) Holdings Inc.

●	Shareholders are being asked to approve a new investment advisory agreement between Krane and the Trust on behalf of your Fund (the “New Advisory Agreement”).

●	Approval will allow Krane to continue providing investment management services to the Fund following the closing of the transaction.

●	The transaction will not change the Fund’s investment objectives, strategies, or operations. There are no plans to change the Fund’s investment adviser, sub-adviser (if applicable), or portfolio manager, and services are expected to remain the same.

Additional information is available in the Proxy Statement at www.proxypush.com.

Ways to Vote

●	Online: Visit www. www.proxypush.com and enter the 12-digit control number found on your enclosed ballot.

●	Mail: Complete, sign, and return the enclosed ballot to the envelope provided.

Prompt voting helps avoid expenses and ensures your voice is heard.

Thank you for your attention to this important matter and for your continued support.

Sincerely,

KraneShares Trust

KETF2026